Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of December 27, 2010 is made by and between Inovio Pharmaceuticals, Inc., a Delaware corporation having offices at 1787 Sentry Parkway West, Bldg 18, Suite 400, Blue Bell PA 19422 (the “Company”), and Dr. Niranjan Sardesai, having residence at 480 Mallard Circle, Blue Bell PA 19422 (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive and to have the benefit of his skills and services, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein; and

WHEREAS, as a condition to his employment by the Company, Executive agrees to execute and shall be bound by the terms and conditions of the Proprietary Information, Invention, and Non-Compete Agreement (the “Non-Compete Agreement”) attached hereto as Exhibit A, and the Confidentiality Agreement and Non-Disclosure (the “Confidentiality Agreement”), attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Compete Agreement, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Employment; Term.

a. The Company hereby agrees to employ Executive as Senior Vice-President, Research and Development, and Executive hereby agrees to accept such employment with the Company in accordance with the terms and conditions of this Agreement.

b. The “Term” of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue in effect until terminated as provided in Section 7 below.

2. Position and Duties.

a. The Company agrees to employ Executive throughout the Term as Senior Vice-President, Research and Development of the Company with such responsibilities, duties and authority as are assigned to him by the Chief Executive Officer of the Company or his designee.

b. Executive shall faithfully devote his full business/working time, attention and energy to the business and affairs of the Company and the performance of his duties hereunder and to use reasonable efforts to perform such responsibilities faithfully and efficiently.

c. Without limiting the generality of the foregoing paragraph, during the Term, upon prior written consent of the Chief Executive Officer of the Company, Executive shall be permitted to serve on other Boards of Directors, professional associations and otherwise be involved with any family business or trust to the extent that, in the reasonable judgment of the Chief Executive Officer, such other business pursuits and activity do not materially (i) interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) cause Executive to violate any provision of the Non-Compete Agreement or the Confidentiality Agreement.

3. Compensation.

a. Executive shall be entitled to receive as compensation for his employment a base annual salary at a rate of $235,000 per annum (the “Base Salary”), which shall be paid to Executive by the Company or any of its affiliates in accordance with the Company’s standard payroll practices, as in effect from time to time.

b. Increases in the Base Salary shall be reviewed annually by the Company’s Board of Directors (the “Board”) or its Compensation Committee during the Term, and any such increases will be at the Board’s or Compensation Committee’s sole discretion and will otherwise be consistent with the Company’s annual policies and budget for payroll increases.

4. Bonus.

During the Term, Executive shall be eligible to receive an incentive cash bonus up to the amount, based upon the criteria, and payable at such times, as may be determined by the Board or its Compensation Committee. The amount shall be determined by the Board or Compensation Committee, in its sole and absolute discretion, which shall be binding and final, and shall be paid in a one-time lump sum payment (less payroll taxes). To the extent that such cash bonus is to be determined in light of financial performance during a specified fiscal period and the Agreement commences on a date after the start of such fiscal period, any cash bonus payable in respect of such fiscal period’s results may be prorated. In addition, if the period of Executive’s employment hereunder expires before the end of a fiscal period, and if Executive is eligible to receive a cash bonus at such time (such eligibility being subject to the restrictions set forth in Section 7 below), any cash bonus payable in respect of such fiscal period’s results may be prorated. Notwithstanding the foregoing, all annual bonuses shall be paid within two and one-half months after the close of each year.

5. Benefits; Stock Options.

In addition to the salary and cash bonus referred to above, Executive shall be entitled during the Term to participate in such employee benefits plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time adopted by the Board and made available by the Company generally to employees of Executive’s position, tenure, salary, and other qualifications. Without limiting the generality of the foregoing, Executive shall be eligible for such awards and benefits, if any, under the Company’s employee benefits plans or programs as shall be granted to Executive in the sole discretion of the Board or its Compensation Committee and as shall be provided pursuant to the terms of the plans or programs. Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefits plan or program or other fringe benefits during the Term, and participation by Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

6. Expenses.

The Company will reimburse Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary business and traveling expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive’s duties hereunder, upon presentation by Executive to the Company of appropriate vouchers and supporting documentation.

7. Termination.

Executive’s employment by the Company pursuant hereto is subject to termination as follows:

a. Death or Disability. Executive’s employment shall be deemed to terminate automatically on the date of Executive’s death, and the Company may by written notice to Executive terminate Executive’s employment on account of his Total Disability effective as of the date of such notice. For purposes hereof, Executive shall be deemed to experience a “Total Disability” if Executive is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, Executive shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 90 consecutive days or longer, or for shorter periods aggregating 120 days in any 360-day period. In the event of any dispute under this Section 7(a), Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. In the case of a Total Disability, until the Company shall have terminated Executive’s employment hereunder in accordance with the foregoing, Executive shall be entitled to receive compensation provided for herein notwithstanding any such Total Disability. In the event of the termination of Executive’s employment on account of his death or Total Disability, neither Executive nor his personal representative will have any rights or claims against the Company under this Agreement except as follows:

(i) Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination and (B) any unreimbursed expenses;

(ii) All other of Executive’s accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan or program of the Company in which Executive is then participating at the time of his termination; and

(iii) in the case of Executive’s Total Disability only, (A) the Company shall continue Executive’s medical benefits coverage existing at the time of his termination for as long as permissible under the Company’s health benefits policies (not to exceed 60 days) and the Company further agrees to pay Executive’s COBRA premiums for six months thereafter, with such premiums to provide for coverage at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination, and (B) Executive shall further receive a lump-sum payment, within 30 days after the effective date of termination, equal to the aggregate amount of Executive’s Base Salary as in effect immediately prior to such termination that would be payable over a period of six months following the effective date of such termination.

b. Involuntary Termination for Cause. In the event the Company terminates Executive’s employment for Cause (as such term is defined below), such termination shall be effective immediately upon notice thereof, in which case Executive will have no rights or claims against the Company under this Agreement except as follows:

(i) Executive shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination and (B) any unreimbursed expenses; and

(ii) All other of Executive’s accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of his termination.

“Cause” shall mean: (1) conviction of Executive of any felony; (2) participation by Executive in any fraud or act of dishonesty against the Company; (3) material violation by Executive of (i) any contract between the Company and Executive, or (ii) any statutory, contractual or common law duty of Executive to the Company; (4) conduct of Executive that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Executive’s gross unfitness to serve; or (5) the continued, willful refusal or failure by Executive to perform any material duties reasonably requested by the Board or the Chief Executive Officer.

c. Involuntary Termination Without Cause. The Company may terminate Executive’s employment, other than on account of death, Total Disability or for Cause, on 30 days’ prior written notice, in which case Executive will have no rights or claims against the Company under this Agreement except as follows:

(i) Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination, and (B) any unreimbursed expenses;

(ii) All other of Executive’s accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of his termination;

(iii) Executive shall receive severance payments in the form of monthly payments of Executive’s Base Salary (as in effect immediately prior to such termination) for a period of twelve months following the effective date of such termination; and

(iv) The Company shall pay Executive’s COBRA premiums for twelve months thereafter, with such premiums to provide for coverage at substantially the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination.

d. Voluntary Termination For Good Reason. Executive may terminate his employment for good reason (“Termination For Good Reason”) by providing 30 days’ prior written notice to the Company of a breach constituting Good Reason, which notice shall be provided within 45 days after the initial existence of the breach, and further provided that such breach is not cured in all material respects to the reasonable satisfaction of Executive within 30 days after such notice. In the event of Termination for Good Reason, Executive shall be entitled to receive the payments and other rights provided in Section 7(c) hereof. For purposes of this Agreement, termination for “Good Reason” shall mean voluntary termination by Executive of his employment with the Company based on one of the following events:

(i) the material diminution in Executive’s position, title, responsibilities or authority from those in effect at the Commencement Date; provided, however, that a material diminution shall not be deemed to have occurred upon a change of control of the Company solely by virtue of the Company’s having been acquired and made part of a larger organization;

(ii) a relocation of Executive’s principal executive offices more than fifty miles from its location at the Commencement Date; or

(iii) the breach by the Company of any of its material obligations under this Agreement;

e. Other Voluntary Termination. Executive may otherwise terminate his employment without Good Reason upon 30 days’ prior written notice to the Company, in which case Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary on a pro rata basis through the date of the termination, and (B) any unreimbursed expenses.

f. Section 409A. The Base Salary continuation set forth in Sections 7 (a), (c) and (d) hereof shall be intended to satisfy either (i) the safe harbor set forth in the regulations issued under Section 409A (as defined below) of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)), or (ii) be treated as a Short-term Deferral as that term is defined under Section 409A (Treas. Regs. 1.409A-1(b)(4)). To the extent that such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives.

Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of Executive’s termination of employment or before the date of Executive’s death, if earlier.

g. Forfeiture of Rights. In the event that, subsequent to the termination of Executive’s employment hereunder, Executive breaches any of the provisions of the Non-Compete Agreement or the Confidentiality Agreement in any material respect, all payments and benefits to which Executive may otherwise have been entitled to pursuant to this Section 7 hereof shall immediately terminate and be forfeited.

h. Release. Executive shall not be entitled to any compensation under this Section 7 unless Executive executes and delivers to the Company a Separation of Employment Agreement and General Release (the “Release”) in form and substance satisfactory to the Company, by which Executive releases the Company from any obligations and liabilities of any type whatsoever, except for the Company’s obligation to provide the compensation and benefits specified in this Section 7. The parties hereto acknowledge that the payments to be provided under this Section 7 are to be provided in consideration for the Release.

8. Remedies.

In addition to other remedies provided by law or equity, upon a breach by Executive of any of the covenants contained herein or in the Non-Compete Agreement, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against Executive enjoining Executive and prohibiting any further breach of the covenants contained herein. Executive acknowledges that a breach or threatened breach by Executive of the provisions of this Agreement will cause irreparable damage to the Company because Executive’s services to be performed hereunder are of a unique, special and extraordinary character. Thus, the Company shall be entitled to injunctive relief without the necessity of proving actual damages and the Company shall not be required to post a bond or other security in support of such injunctive relief.

9. Arbitration.

Any claim, dispute or controversy arising out of or in connection with Executive’s employment by the Company, his separation from the Company, this Agreement, or any breach thereof, shall be arbitrated by the parties before a sole neutral arbitrator (who shall have substantial experience in the pharmaceutical and life sciences industry) conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The claims subject to mandatory arbitration under the terms of this agreement include, but are not limited to, claims that have been or could be asserted under: (a) Title VII of the Civil Rights act of 1964, as amended, 42 U.S.C. § 2000e et seq.; (b) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, 26 U.S.C. § 4980B; (c) the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., including the Older Workers Benefit Protection Act; (d) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; (e) the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981 et seq.; (f) the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; (g) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (h) the Civil Rights Act of 1991, Public Law 102 166 (105 Stat. 1071); (i) any other federal, state or local law, constitution, regulation, ordinance, decision or common law claim concerning employment discrimination or termination of employment; (j) any and all claims for personal injury, emotional distress, libel, slander, defamation, and other physical, economic, or emotional injury; and (k) all claims for attorney’s fees and costs.

The arbitrator shall have the authority to order discovery sufficient for both parties to adequately arbitrate any and all claim(s) and defense(s) at issue. Such discovery shall include access to relevant documents and witnesses, but shall not have the authority to add to, detract from or modify any provision hereof nor to award damages or other remedies not otherwise available under statue(s), contract(s) or common law relevant to the claim(s) and defense(s) at issue. Following the close of all evidence at the conclusion of the arbitration hearing, the neutral arbitrator shall issue a written award that reveals his or her essential findings and conclusions. The neutral arbitrator’s decision shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own attorney’s fees unless such fees are awarded as a measure of damages under the applicable contract or statute at issue. Such arbitration shall take place in Montgomery County, Pennsylvania at a location and date mutually agreeable to the parties. The parties hereto consent to the jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania with respect to any action arising under this Agreement. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 8 hereof, from any court of competent jurisdiction, without the need to resort to arbitration.

10. Assignment; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. If any such successor of the Company or its business does not agree to so assume such liabilities, obligations and duties, Executive may immediately resign, which shall be deemed a Termination For Good Reason under the provisions of this Agreement. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

11. Notice.

Any notice which a party is required or may desire to give pursuant to this Agreement shall be given in writing by personal delivery, by facsimile transmission, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, at the following addresses:

If to the Company:

Inovio Pharmaceuticals, Inc.

1787 Sentry Parkway West

Building 18, Suite 400

Blue Bell, PA 19422

Attention: Chief Executive Officer

If to Executive:

Dr. Niranjan Sardesai

480 Mallard Circle

Blue Bell PA 19422

Any notice personally delivered shall be deemed received when given, or if given by facsimile or overnight courier shall be deemed received on the next business day and any notice mailed shall be deemed received on the third business day thereafter.

12. Entire Agreement.

This Agreement and the Non-Compete Agreement (Exhibit A) and the Confidentiality Agreement (Exhibit B) constitute the complete agreements and understandings between the Company and Executive concerning Executive’s employment by the Company, and supersede any and all previous agreements or understandings concerning such employment, whether written or oral, between Executive and the Company.

13. Modification.

This Agreement may not be waived, amended or modified without the express written consent of the party against whom enforcement of such Agreement is sought.

14. Waiver.

Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company.

17. Section 409A.

It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (collectively, “Section 409A”) issued pursuant to Section 409A so as not to subject Executive to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary to the Executive and shall not result in any additional cost to the Company, unless it agrees otherwise to incur such cost, and shall be reasonably determined in good faith by the Company and Executive.

18. Invalidity of Any Provision.

If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and permitted by the law, effect shall be given to the intent manifested by the portion held invalid or inoperative.

19. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws thereof.

20. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

21. Headings.

The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

22. Binding Effect.

The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties thereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ J. Joseph Kim
Name: J. Joseph Kim, Ph.D.
Title: President and CEO

Date: 12/16/10

EXECUTIVE

/s/ Niranjan Sardesai
Name: Niranjan Sardesai, Ph.D.

Date: 12/16/10